EXHIBIT 99.1

NEWS FROM

For more information contact:

Kate Lowrey

Director, Investor Relations

ESCO Technologies Inc.

(314) 213-7277

ESCO ANNOUNCES FISCAL 2020 RESULTS

- GAAP EPS $3.90 (Includes Technical Packaging Gain and Pension Termination Charge) –

- Adjusted EPS $2.76 (Tops Consensus Estimate)

- Net Debt of $10 Million, Leverage Ratio 0.47x, Liquidity of $725 Million -

ST. LOUIS, November 19, 2020 – ESCO Technologies Inc. (NYSE: ESE) (ESCO, or the Company) today reported its operating results for the fourth quarter (Q4 2020) and fiscal year (2020) ended September 30, 2020.

COVID-19 Update

Vic Richey, Chairman and Chief Executive Officer, commented, “As we continue to manage through the COVID-19 global pandemic, we remain focused on the health and safety of our employees, customers and suppliers, thereby securing the financial well-being of the Company.

“Our 2020 results reflect the importance of maintaining diversity across our end-markets, as this diversity, coupled with our strong balance sheet and substantial liquidity will support our long-term growth. Because of our multi-segment platform, we were able to partially mitigate COVID-19’s impact on sales and earnings as we reported 2020 sales of $733 million with an Adjusted EBITDA of $137 million and Adjusted EPS of $2.76 per share. Additionally, we generated record cash flow in 2020 and paid down our net debt to $10 million resulting in a 0.47 leverage ratio at September 30th. Driven by effective cost management, solid operating execution, and acquisition contributions, we delivered solid performance in a challenging year.

“I’m confident that our well-tested operating model and our track record of taking action to reduce spending and resize the business will position us for solid earnings growth as our end-markets return to normal.

“Our deep and experienced leadership team has us well-positioned for the future and we continue to invest in growth initiatives both organically and through acquisition. The fundamentals of our portfolio remain strong and our goal remains the same – to create long-term shareholder value.”

2020 Discrete Items

On January 2, 2020, the Company announced that it had completed the sale of its Technical Packaging segment effective December 31, 2019 which resulted in $191 million of gross cash proceeds and $77 million, or $2.93 per share of net earnings from discontinued operations. Earnings from discontinued operations are excluded from Adjusted EBITDA and Adjusted EPS.

In Q4 2020, the Company completed its previously announced “Pension Plan Termination” and fully funded, terminated, and annuitized its defined benefit pension plan. Annuitizing this non-strategic liability through an insurance company removes equity market risk and interest rate volatility, reduces ongoing costs, and eliminates future cash payments. The termination resulted in a $41 million, or $1.55 per share non-cash charge, which is excluded from the calculation of Adjusted EBITDA and Adjusted EPS.

Additionally, the Company took cost reduction actions in Q4 2020 to lower its Aerospace & Defense (A&D) and Utility Solutions Group (USG) segments’ operating costs by reducing headcount, eliminating certain under-performing product lines, and reducing the footprint at a less-efficient manufacturing operation. As a result, the Company recognized $6 million, or $0.18 per share of discrete charges in Q4 2020 (total of $8 million, or $0.24 for the full year) which are excluded from the calculation of Adjusted EBITDA and Adjusted EPS in their respective periods. Certain additional period costs related to these items will be recognized in 2021.

Discontinued operations, the pension termination, and the cost reduction actions are collectively referred to as the “2020 Discrete Items” in the following discussion.

The financial results presented include certain non-GAAP financial measures such as EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS, as defined within the “Non-GAAP Financial Measures” described below. Any non-GAAP financial measures presented are reconciled to their respective GAAP equivalents.

Management believes these non-GAAP financial measures are useful in assessing the ongoing operational profitability of the Company’s business segments, and therefore, allow shareholders better visibility into the Company’s underlying operations. See “Non-GAAP Financial Measures” described below.

Subsequent Event – Acquisition

On October 22, 2020, the Company acquired Advanced Technology Machining, Inc. and its affiliate TECC Grinding, Inc. (collectively TECC and ATM referred to as “ATM”), small, privately held manufacturers of precision machined metal parts serving the aerospace, defense, and space industries. Located in Valencia, California near Crissair’s facility, ATM has a solid customer base supplying custom-designed parts widely used on defense and commercial aircraft, as well as missile and tank programs.

ATM will become part of Crissair in the A&D operating segment and has annual sales of approximately $7 million with EBITDA margin percentages in the high teens.

Vic Richey ESCO’s Chairman and CEO, commented, “ATM is a great addition to the Crissair portfolio of products, and I welcome the ATM team to ESCO, and look forward to growing their sales of high-quality products which serve the same end users in A&D that we serve today.”

Earnings Summary – Full Year

2020 GAAP EPS was $3.90 per share (GAAP net earnings of $102 million) and included the net earnings impact of the 2020 Discrete Items described above. Excluding the net earnings impact of the 2020 Discrete Items, 2020 Adjusted EPS was $2.76 per share.

2019 GAAP EPS was $3.10 per share (GAAP net earnings of $81 million) and included $0.15 per share from discontinued operations and other non-operating items described in prior releases. Excluding discontinued operations and other non-operating items, 2019 Adjusted EPS was $2.95 per share.

2020 Adjusted EBITDA was $137 million, compared to 2019 Adjusted EBITDA of $141 million.

Earnings Summary – Q4

Q4 2020 GAAP EPS was ($0.81) per share (GAAP net loss of $21 million) and included the quarterly impact of the 2020 Discrete Items. Excluding the net earnings impact of the 2020 Discrete Items, Q4 2020 Adjusted EPS was $0.90 per share.

Q4 2019 GAAP EPS was $0.95 per share (GAAP net earnings of $25 million) and included $0.07 per share from discontinued operations and other non-operating items described in prior releases. Excluding discontinued operations and other non-operating items, Q4 2019 Adjusted EPS was $1.02 per share.

Q4 2020 Adjusted EBITDA was $42 million, compared to Q4 2019 Adjusted EBITDA of $48 million.

Operating Highlights

•	Net sales increased $7 million in 2020 to $733 million, compared to $726 million in 2019.

•	A&D segment sales increased $29 million (9 percent) from 2019, including a $41 million increase in navy and space sales from Globe (full year contribution), Westland, and Vacco, partially offset by lower commercial aerospace sales due to COVID-19.

•	Test sales were $187 million in 2020 compared to $188 million in 2019, driven by strong chamber project sales, offset by timing delays on certain installation projects due to COVID-19 related customer closure mandates and on-site personnel restrictions at customer locations.

•	USG sales decreased $20 million in 2020 due to deferrals of various project deliverables as utility customers re-aligned their short-term maintenance and spending protocols to focus on uninterrupted power delivery due to COVID-19. Maintenance deferrals also reflect various mandates restricting on-site personnel at substations, large transformers and other customer locations. Q4 2020 sales were only down $2 million from Q4 2019 as USG began seeing some recovery in customer spending.

•	SG&A expenses decreased $3 million in 2020 driven by cost mitigation programs implemented to help offset the negative sales impact from COVID-19, despite continued spending on R&D and new product development to enhance future growth.

•	2020 non-cash amortization of intangible assets increased $3 million, or 18 percent, compared to 2019 as a result of the Globe acquisition.

•	Interest expense decreased in 2020 due to the lower net debt outstanding.

•	The effective income tax rate used for determining Adjusted EPS was approximately 18 percent in 2020 and 20 percent in 2019 as both periods were favorably impacted by tax reduction initiatives.

•	Entered orders were $799 million in 2020 (book-to-bill of 1.09x) resulting in an ending backlog of $517 million at September 30, 2020, an increase of $66 million, or 15 percent, from September 30, 2019.

•	2020 net cash provided by operating activities from continuing operations was $109 million, and included a $26 million cash payment to fund the pension plan termination completed in Q4 2020. Net debt (total borrowings, less cash on hand) was $10 million at September 30, 2020 reflecting a 0.47x leverage ratio.

Chairman’s Commentary

Vic Richey, Chairman and Chief Executive Officer, commented, “While 2020 was a clearly a challenging year, there are several highlights to touch on in this unprecedented period.

“The key highlight of 2020 was the strength of our cash generation, which was driven by the sale of our packaging business and our increased focus on working capital management to improve and increase our liquidity. We believe we will benefit from this strong liquidity position during 2021 as we continue our pursuit of acquisitions and expand our internal investments in new product development across the company.

“The performance of the Test segment in 2020 was also noteworthy as we increased our EBIT margin to 14.6 percent, up from 13.6 percent in 2019 despite flat sales. Our A&D segment demonstrated its resilience by delivering an EBIT margin of 21.1 percent despite a decrease in high-margin commercial aerospace sales. A&D’s solid margin was driven by its program, product and end-market diversity, as the navy and defense markets remained strong which offset the decline in commercial aerospace. PTI, Crissair and Mayday’s sales decline reflected the reduction in both OEM build rates and air traffic, while Globe, Vacco and Westland outperformed on their navy / submarine platforms.

“While we expect the softness in commercial aerospace deliveries to continue for the next few quarters, the commercial aerospace industry continues to see signs of a recovery emerging as several airlines are bringing more of their idled fleets back into service and daily aircraft passenger boarding has been increasing.

“The defense portion of A&D, both military aerospace and navy products, is expected to remain strong for the foreseeable future given its sizeable backlog coupled with the timing of expected platform deliveries.

“We expect Test to remain relatively solid given the strength of its served markets, primarily related to new communications technologies such as 5G and our growing shielding business. Our view of 5G’s future is favorable given the size of the investments being made by numerous large, global companies leading the development of this technology.

“USG sales remained soft over the second half of 2020 as utility customers continued deferring test equipment purchases and maintenance-related projects to focus their resources on issues such as critical power delivery. Given their ongoing travel and site access restrictions, Doble’s service business was largely on hold in the second half of the year while utilities tried to reduce personal safety risks.

“On the positive side, USG’s order pipeline was solid in 2020 with over $200 million in new orders received. A significant number of the orders at Doble related to cyber security solutions such as the DUCe, and I’m pleased to see the enthusiasm being generated in the market surrounding several new products and solutions recently introduced. We continue to see NRG’s end markets recovering as investments in renewable energy have been increasing in both wind and solar. Our new products supporting solar have been growing far better than anticipated and we expect that growth to continue.

“We expect Doble’s customer spending softness to continue for the next few quarters before returning to normal levels. We take comfort knowing that COVID-19 does not change the fundamentals of the global utility market as society needs reliable, safe and secure electricity. While customers can defer testing and maintenance for a period of time, they cannot do it indefinitely without significantly increasing the risk of catastrophic failure.

“Doble is using this temporary pause in the market to accelerate development of several new products and software solutions that we expect to introduce over the next several quarters.

“Wrapping up 2020, I’m pleased that we were able to generate substantial cash from operations and maintain our Adjusted EBITDA margin at 19 percent despite the lower contribution from our highest margin businesses.

“Given our solid financial condition, we plan to use a portion of our liquidity and debt capacity to fund future acquisitions and grow our business. We continue to evaluate a robust pipeline of M&A opportunities, but we are taking a particularly prudent and deliberate approach evaluating our near-term targets. As end-markets continue to settle down and more clarity appears in our targeted areas, we are comfortable adding to our current portfolio and capitalizing on today’s slightly lower valuations.

“Despite the recent economic challenges, we plan to continue our history of proven cost management and believe that we will benefit from our disciplined operating culture to minimize our risks going forward. We have positioned ourselves favorably from a cost structure standpoint entering 2021, and we anticipate a gradual return to a more normal operating environment. I continue to have a strong, favorable view of our future.”

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on January 19, 2021 to stockholders of record on January 4, 2021.

2021 Annual Meeting

The 2021 Annual Meeting of the Company’s Shareholders will be held on February 5, 2021.

Business Outlook – 2021 (COVID Uncertainty)

In mid-year 2020, business disruptions related to the pandemic started to affect the Company’s operations and continued throughout the balance of the year. Entering 2021, the commercial aerospace and utility end-markets are seeing some degree of customer stabilization, as well as notable pockets of recovery. However, there is still some uncertainty as to the timing and pace of the recovery in these areas.

The prospect of a viable COVID-19 vaccine will certainly benefit and accelerate the anticipated recovery of commercial air travel and utility spending with customers resuming normal testing protocols and equipment purchases, but Management determined it is best to take a “wait and see” approach for at least the next 90 days before resuming specific and finite guidance.

Given this uncertainty, it is difficult to predict how 2021 will be affected using our normal forecasting methodologies, therefore, the Company will continue the suspension of forward-looking guidance.

To assist shareholders and analysts, Management will offer “directional” guidance for 2021, by stating we are seeing tangible signs of recovery in the second half of fiscal 2021 that point to a solid outlook for the back half of the year.

Given the strength of the first half of 2020 pre-COVID, it is projected that the first half of 2021 will be a slightly lower comparison to 2020’s first half. The outlook for the second half of 2021 is expected to be a favorable comparison to the second half of 2020 given the tangible elements of recovery we are anticipating.

Management’s current expectations for the 2021 outlook show growth in Sales, Adjusted EBITDA, and Adjusted EPS compared to 2020, with Adjusted EBITDA and Adjusted EPS reasonably consistent with 2019.

Conference Call

The Company will host a conference call today, November 19th, at 4:00 p.m. Central Time, to discuss the Company’s 2020 results. A live audio webcast will be available on the Company’s website at www.escotechnologies.com. Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available on the Company’s website noted above or by phone (dial 1-855-859-2056 and enter the pass code 2765908).

Forward-Looking Statements

Statements in this press release regarding the future impacts of COVID-19, including the impact of a viable COVID-19 vaccine on the Company’s results, the financial success of the Company, the strength of its end markets, including without limitation, the slowdown in commercial aerospace and the timing of expected recovery, growth in the Company’s solar business, the outlook for the A&D, Test and USG segments, the ability to increase shareholder value, the success of acquisition efforts, internal investments in new products, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws.

Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019, in Item 8.01 of the Company’s Form 8-K filed May 6, 2020, and the following: impacts arising from COVID-19 including without limitation labor shortages due to illness, shelter in place policies or quarantines, material shortages, transportation delays, delays or termination of Company contracts, the inability of our suppliers to perform, weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; inability to access work sites; competition; intellectual property rights; technical difficulties; delivery delays or defaults by customers; material changes in the costs and availability of certain raw materials; the appropriation, allocation and availability of Government funds; the termination for convenience of Government and other customer contracts; the timing and content of future contract awards or customer orders; performance issues with key customers, suppliers and subcontractors; labor disputes; the impacts of natural disasters on the Company’s operations and those of the Company’s customers and suppliers; changes in laws and regulations, including but not limited to changes in accounting standards, taxation requirements, and new or modified tariffs; changes in interest rates; costs relating to environmental matters arising from current or former facilities; the availability of select acquisitions; and the uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration.

Non-GAAP Financial Measures

The financial measures EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are presented in this press release. The Company defines “EBIT” as earnings before interest and taxes, “EBITDA” as earnings before interest, taxes, depreciation and amortization, “Adjusted EBITDA” as EBITDA excluding certain defined charges, and “Adjusted EPS” as GAAP earnings per share (EPS) excluding the net impact of the items described above which were $1.73 per share in Q4 2020 and $1.79 per share in 2020.

EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes that EBIT, EBITDA and Adjusted EBITDA are useful in assessing the operational profitability of the Company’s business segments because they exclude interest, taxes, depreciation and amortization, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The presentation of EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.

ESCO, headquartered in St. Louis, Missouri: Manufactures highly-engineered filtration and fluid control products for the aviation, navy, space and process markets worldwide, as well as composite-based products and solutions for navy, defense and industrial customers; is the industry leader in RF shielding and EMC test products; and provides diagnostic instruments, software and services for the benefit of industrial power users and the electric utility and renewable energy industries. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30, 2020	Three Months Ended September 30, 2019
Net Sales	$208,030	213,177
Cost and Expenses:
Cost of sales	129,763	126,961
Selling, general and administrative expenses	40,467	43,641
Amortization of intangible assets	5,247	5,276
Interest expense	1,466	2,506
Pension plan termination charge	40,600	-
Other expenses, net	6,948	4,201
Total costs and expenses	224,491	182,585

(Loss) earnings before income taxes	(16,461)	30,592
Income tax expense	5,347	7,319

(Loss) earnings from continuing operations	(21,808)	23,273

Earnings from discontinued operations, net of tax (benefit)
expense of $(502) and $535, respectively	502	1,585

Net earnings	$(21,306)	24,858

Diluted EPS:
Diluted - GAAP
Continuing operations	$(0.83)	0.89
Discontinued operations	0.02	0.06
Net earnings	$(0.81)	0.95

Diluted - As Adjusted Basis
Continuing operations	$0.90 (1)	1.02	(2)

Diluted average common shares O/S:	26,163	26,146

(1)	Q4 FY 20 Adjusted EPS excludes $1.55 per share of charges related to the pension plan termination and $0.18 per share of charges incurred within the USG and A&D segments due to facility consolidation, asset impairment and severance charges in the fourth quarter of FY 20.

(2)	Q4 FY 19 Adjusted EPS excludes $0.13 per share net impact of purchase accounting charges related to the Globe acquisition and restructuring charges incurred primarily at Doble, PTI and VACCO during the fourth quarter of FY 19.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Year Ended September 30, 2020		Year Ended September 30, 2019
Net Sales	$732,915		726,044
Cost and Expenses:
Cost of sales	457,418		437,998
Selling, general and administrative expenses	159,490		162,734
Amortization of intangible assets	21,812		18,492
Interest expense	6,730		8,092
Pension plan termination charge	40,600		-
Other expenses, net	7,122		851
Total costs and expenses	693,172		628,167

Earnings before income taxes	39,743		97,877
Income tax expense	14,278		20,388

Earnings from continuing operations	25,465		77,489

(Loss) earnings from discontinued operations, net
of tax expense of $269 and $789	(601)		3,550
Gain on sale of discontinued operations, net of tax
expense of $23,232	77,116		-
Earnings from discontinued operations	76,515		3,550

Net earnings	$101,980		81,039

Diluted EPS:
Diluted - GAAP
Continuing operations	$0.97		2.97
Discontinued operations	2.93		0.13
Net earnings	$3.90		3.10

Diluted - As Adjusted Basis
Continuing operations	$2.76	(1)	2.95	(2)

Diluted average common shares O/S:	26,135		26,097

(1)	FY20 Adjusted EPS excludes $1.55 per share of charges related to the pension plan termination and $0.24 per share of charges within the USG and A&D segments related to facility consolidation, asset impairment, severance charges, and the incremental costs associated with COVID-19.

(2)	FY 19 Adjusted EPS excludes $0.02 per share of after-tax income mainly resulting from the gain on the sale of the Doble Watertown property partially offset by certain restructuring charges primarily at Doble, PTI & VACCO.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited)

(Dollars in thousands)

	GAAP		As Adjusted
	Q4 2020	Q4 2019	Q4 2020	Q4 2019
Net Sales
Aerospace & Defense	$97,613	96,966	97,613	96,966
USG	52,524	54,276	52,524	54,276
Test	57,893	61,935	57,893	61,935
Totals	$208,030	213,177	208,030	213,177

EBIT
Aerospace & Defense	$21,555	23,050	22,075	23,459
USG	4,058	11,708	9,884	12,715
Test	9,718	10,849	9,718	10,849
Corporate	(50,326)	(12,509)	(9,718)	(9,349)
Consolidated EBIT	(14,995)	33,098	31,959	37,674
Less: Interest expense	(1,466)	(2,506)	(1,466)	(2,506)
Less: Income tax expense	(5,347)	(7,319)	(6,872)	(8,386)
Net (loss) earnings from cont ops	$(21,808)	23,273	23,621	26,782

Note 1: Adjusted net earnings were $23.6 million in Q4 20 which excluded $40.6 million (or $1.55 per share) net impact related to the pension plan termination and $6.3 million (or $0.18 per share) of pretax charges incurred within the USG and A&D segments due to facility consolidation, asset impairment and severance charges in the fourth quarter of FY 20.

Note 2: Adjusted net earnings were $26.8 million in Q4 19 which excluded $3.5 million (or $0.13 per share) net impact of the purchase accounting charges related to the Globe acquisition and the restructuring charges incurred at Doble, PTI and VACCO during the fourth quarter of FY 19.

EBITDA Reconciliation to Net earnings:			Adjusted	Adjusted
	Q4 2020	Q4 2019	Q4 2020	Q4 2019
Consolidated EBITDA	$(4,723)	43,291	42,231	47,867
Less: Depr & Amort	(10,272)	(10,193)	(10,272)	(10,193)
Consolidated EBIT	(14,995)	33,098	31,959	37,674
Less: Interest expense	(1,466)	(2,506)	(1,466)	(2,506)
Less: Income tax expense	(5,347)	(7,319)	(6,872)	(8,386)
Net (loss) earnings from cont ops	$(21,808)	23,273	23,621	26,782

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited)

(Dollars in thousands)

	GAAP		As Adjusted
	FY 2020	FY 2019	FY 2020	FY 2019
Net Sales
Aerospace & Defense	$354,320	325,735	354,320	325,735
USG	191,703	211,915	191,703	211,915
Test	186,892	188,394	186,892	188,394
Totals	$732,915	726,044	732,915	726,044

EBIT
Aerospace & Defense	$73,213	70,142	74,618	71,316
USG	24,368	52,169	30,974	46,282
Test	27,201	25,640	27,270	25,640
Corporate	(78,309)	(41,982)	(37,510)	(38,153)
Consolidated EBIT	46,473	105,969	95,352	105,085
Less: Interest expense	(6,730)	(8,092)	(6,730)	(8,092)
Less: Income tax expense	(14,278)	(20,388)	(16,265)	(19,903)
Net earnings from cont ops	$25,465	77,489	72,357	77,090

Note 1: Adjusted net earnings were $72.4 million in FY 20 which excluded $40.6 million (or $1.55 per share) net impact related to the pension plan termination and $8.3 million (or $0.24 per share) of pretax charges within the USG and A&D segments related to facility consolidation, asset impairment, severance charges, and the incremental costs associated with COVID-19.

Note 2: Adjusted net earnings were $77.1 million in FY 19 which excluded $0.4 million (or $0.02 per share) of after-tax income mainly resulting from the gain on the sale of the Doble Watertown property partially offset by certain restructuring charges at Doble, PTI & VACCO.

EBITDA Reconciliation to Net earnings:			Adjusted	Adjusted
	FY 2020	FY 2019	FY 2020	FY 2019
Consolidated EBITDA	$87,811	141,964	136,690	141,080
Less: Depr & Amort	(41,338)	(35,995)	(41,338)	(35,995)
Consolidated EBIT	46,473	105,969	95,352	105,085
Less: Interest expense	(6,730)	(8,092)	(6,730)	(8,092)
Less: Income tax expense	(14,278)	(20,388)	(16,265)	(19,903)
Net earnings from cont ops	$25,465	77,489	72,357	77,090

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	September 30, 2020	September 30, 2019
Assets
Cash and cash equivalents	$52,560	61,808
Accounts receivable, net	144,082	158,715
Contract assets	96,746	110,211
Inventories	136,189	124,956
Other current assets	17,053	14,190
Assets of discontinued operations-current	-	25,314
Total current assets	446,630	495,194
Property, plant and equipment, net	139,870	127,843
Intangible assets, net	346,632	381,605
Goodwill	408,063	390,256
Operating lease assets	21,390	-
Other assets	10,938	4,445
Assets of discontinued operations-other	-	67,377
	$1,373,523	1,466,720

Liabilities and Shareholders' Equity
Current maturities of long-term debt & short-term borrowings	$22,368	20,000
Accounts payable	50,525	63,800
Contract liabilities	100,551	81,177
Other current liabilities	82,585	75,141
Liabilities of discontinued operations-current	-	11,517
Total current liabilities	256,029	251,635
Deferred tax liabilities	60,938	60,856
Non-current operating lease liabilities	16,785	-
Other liabilities	38,176	59,008
Long-term debt	40,000	265,000
Liabilities of discontinued operations-other	-	3,999
Shareholders' equity	961,595	826,222
	$1,373,523	1,466,720

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

Year Ended September 30, 2020
Cash flows from operating activities:
Net earnings	$101,980
Earnings from discontinued operations	(76,515)
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	41,338
Stock compensation expense	5,550
Changes in assets and liabilities	23,793
Effect of deferred taxes	(2,562)
Pension contributions related to terminated pension plan	(25,650)
Pension plan termination charge	40,600
Net cash provided by operating activities - continuing operations	108,534
Net cash used by operating activities - discontinued operations	(26,254)
Net cash provided by operating activities	82,280

Cash flows from investing activities:
Capital expenditures	(32,108)
Additions to capitalized software	(9,023)
Net cash used by investing activities - continuing operations	(41,131)
Proceeds from sale of discontinued operations	183,812
Capital expenditures - discontinued operations	(1,728)
Net cash provided by investing activities - discontinued operations	182,084
Net cash provided by investing activities	140,953

Cash flows from financing activities:
Proceeds from long-term debt and short-term borrowings	12,368
Principal payments on long-term debt	(235,000)
Dividends paid	(8,323)
Other	(3,125)
Net cash used by financing activities - continuing operations	(234,080)
Net cash used by financing activities - discontinued operations	(2,140)
Net cash used by financing activities	(236,220)

Effect of exchange rate changes on cash and cash equivalents	3,739

Net decrease in cash and cash equivalents	(9,248)
Cash and cash equivalents, beginning of period	61,808
Cash and cash equivalents, end of period	$52,560

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Other Selected Financial Data (Unaudited) -- Continuing Operations Basis
(Dollars in thousands)

Backlog And Entered Orders - Q4 FY 2020	Aerospace & Defense	Test	USG	Total
Beginning Backlog - 7/1/20	$370,429	126,410	53,709	550,548
Entered Orders	71,845	53,515	49,503	174,863
Sales	(97,613)	(57,893)	(52,524)	(208,030)
Ending Backlog - 9/30/20	$344,661	122,032	50,688	517,381

Backlog And Entered Orders - FY 2020	Aerospace & Defense	Test	USG	Total
Beginning Backlog - 10/1/19	$276,273	133,571	41,715	451,559
Entered Orders	422,708	175,353	200,676	798,737
Sales	(354,320)	(186,892)	(191,703)	(732,915)
Ending Backlog - 9/30/20	$344,661	122,032	50,688	517,381

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Unaudited)

EPS – Adjusted Basis Reconciliation – Q4 FY 20
EPS from Continuing Ops – GAAP Basis – Q4 FY 20	$(0.83)
Adjustments (defined below)	1.73
EPS from Continuing Ops – As Adjusted Basis – Q4 FY 20	$0.90

Adjustments consist of $1.55 per share related to the pension plan termination and $0.18 per share of restructuring charges within the USG and A&D segments due to facility consolidation, asset impairment and severance charges in Q4 FY 20.
(The $1.73 per share of EPS adjustments consists of $46.9 million of pre-tax charges offset by $1.5 million of tax benefit for net impact of $45.4 million.)

EPS – Adjusted Basis Reconciliation – FY 20
EPS from Continuing Ops – GAAP Basis – FY 20	$0.97
Adjustments (defined below)	1.79
EPS from Continuing Ops – As Adjusted Basis – FY 20	$2.76

Adjustments consist of $1.55 per share related to the pension plan termination and $0.24 per share of restructuring charges within the USG and A&D segments due to facility consolidation, asset impairment, severance and incremental costs associated with COVID-19 in FY 20.
(The $1.79 per share of EPS adjustments consists of $48.9 million of pre-tax charges offset by $2 million of tax benefit for net impact of $46.9 million.)

EPS – Adjusted Basis Reconciliation – Q4 FY 19
EPS from Continuing Ops – GAAP Basis – Q4 FY 19	$0.89
Adjustments (defined below)	0.13
EPS from Continuing Ops – As Adjusted Basis – Q4 FY 19	$1.02

Adjustments consist of $0.13 per share net impact of the purchase accounting charges related to the Globe acquisition and the restructuring charges related to Doble, PTI, & VACCO during Q4 FY 19.
(The $0.13 per share of EPS adjustments consists of $4.6 million of pre-tax charges offset by $1.1 million of tax benefit for net impact of $3.5 million.)

EPS – Adjusted Basis Reconciliation – FY 19
EPS from Continuing Ops – GAAP Basis – FY 19	$2.97
Adjustments (defined below)	(0.02)
EPS from Continuing Ops – As Adjusted Basis – FY 19	$2.95

Adjustments consist of $0.02 per share net impact of income related to the gain on sale of the Doble Watertown property partially offset by certain restructuring charges at Doble, PTI & VACCO in FY 19.
(The $0.02 per share of EPS adjustments consists of $0.9 million of pre-tax income offset by $0.5 million of tax expense for net impact of $0.4 million.)